January 1, 2025

Personal & Confidential

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

RECITALS:

1. The Company (as defined below) and the Contractor (as defined below) entered into an Independent Contractor Agreement dated September 18, 2023 (the "Original Date") as an original agreement (the "Original Agreement").

2. The Company and the Contractor wish to amend to the Original Agreement in the manner contemplated herein.

This First Addendum to Independent Contractor Agreement (this "Agreement") is made as of January 1, 2025 (the "First Addendum Effective Date") by and between NAQI LOGIX INC. (the "Company"), a corporation existing under the Business Corporations Act (British Columbia) (the "Act"), and RESULTS FORGE, LLC (a NEVADA CORPORATION) (the "Contractor").

In consideration of the mutual covenants and representations set forth below, the Company and the Contractor agree as follows:

SCHEDULE A - SERVICES TO BE PROVIDED to further include as follows:

In addition to the existing services to be provided the contractor will:

• Provide leadership on the company's technical vision and product development strategy ensuring alignment with business objectives.

• Lead, mentor, and inspire the technical team to ensure projects are completed on time, within budget, and meet quality standards.

EXECUTION AND DELIVERY:

This Addendum may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS OF WHICH the parties have duly executed this Agreement.

NAQI LOGIX INC.	RESULTS FORGE, LLC

By:	By:

Mark Godsy, CEO	Gary Roshak, President